Exhibit (e)(2)

Dealertrack Technologies, Inc.

1111 Marcus Avenue, Suite M04

Lake Success, NY 11042

June 1, 2015

HIGHLY CONFIDENTIAL

Cox Automotive, Inc.

6205 Peachtree Dunwoody Road

Atlanta, GA 30328

Attention: Chief Executive Officer

Re: Confidentiality Agreement

Ladies and Gentlemen:

In order to evaluate a possible transaction (the “Proposed Transaction”) between Dealertrack Technologies, Inc. (“Company A”) and Cox Automotive, Inc. (“Company B”), each may disclose and deliver to the other party, upon execution and delivery by Company A and Company B of this letter agreement, certain information about its properties, employees, finances, businesses and operations (such party when disclosing such information being “Disclosing Party” and such party when receiving such information being the “Receiving Party”). All such information furnished by the Disclosing Party or its Representatives (as defined below) in connection with the Proposed Transaction, whether furnished before or after the date hereof, whether oral, electronic or written, and regardless of the manner or form in which it is furnished, is referred to in this letter agreement as “Evaluation Material”. Evaluation Material also includes all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by the Receiving Party or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to the Receiving Party or its Representatives pursuant hereto. Evaluation Material does not include, however, information which (a) is already in its possession, provided that such information is reasonably believed by Receiving Party after due inquiry not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the Disclosing Party, (b) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this letter agreement or other obligation of confidentiality, or (c) becomes available to the Receiving Party on a non-confidential basis from a person (other than the Disclosing Party or its Representatives) who to the Receiving Party’s reasonable knowledge is not prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation to the Disclosing Party or any of its Representatives. As used in this letter agreement, (i) “Representative” means, as to any person, such person’s affiliates and its and their controlling persons, directors, officers, employees, agents, advisors (including financial advisors, counsel and accountants) or any potential financing sources, (ii) “person” shall be broadly interpreted to include, without limitation, the media (electronic, print or otherwise), the Internet, any governmental representative or authority or any corporation, company, partnership or other legal or business entity or any individual, (iii) “Law” means any applicable law, regulation (including any rule, regulation or policy statement of any organized securities exchange, market or automated quotation system on which any of a party’s securities are listed or quoted) or valid legal process, (iv) “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person and (v) “including”, “include” or “includes” shall be deemed followed by “without limitation”.

Each party further acknowledges that the other party may currently be developing information or may in the future develop information, may be receiving or may in the future receive information, or may be exploring or may in the future explore other opportunities, any of which may be similar or related to the Disclosing Party’s Evaluation Material. Accordingly, nothing in this letter agreement will be construed as a representation or agreement that the Receiving Party will not develop or have developed for it products, systems or techniques that are similar to or compete with the products, systems or techniques contemplated by or embodied in the Disclosing Party’s Evaluation Material, provided that the Receiving Party does not otherwise violate its obligations under this letter agreement in connection with such development.

Subject to the immediately succeeding paragraph, unless otherwise agreed to in writing by the Disclosing Party, the Receiving Party agrees (a) except as required by Law, to keep confidential and not to disclose or reveal any Evaluation Material to any person other than those of its Representatives (i) who are actively and directly participating in the evaluation of the Proposed Transaction or who otherwise need to know the Evaluation Material in connection with the Proposed Transaction and (ii) who agree to observe the terms of this letter agreement, (b) not to use Evaluation Material for any purpose other than in connection with the Proposed Transaction and (c) except as required by Law, not to disclose to any person (other than those of its Representatives who are actively and directly participating in the evaluation of the Proposed Transaction or who otherwise need to know in connection with the Proposed Transaction and who agree to observe the terms of this letter agreement) any information about the Proposed Transaction, or the terms or conditions or any other facts relating thereto, including the fact that investigations, discussions or negotiations are taking place with respect thereto or the status thereof, the existence of this letter agreement, or the fact that Evaluation Material has been made available to the Receiving Party or its Representatives (or any opinion or view with respect to the Disclosing Party or any Evaluation Material). Without limiting the generality of the foregoing, each party further agrees that, without the prior written consent of the other party, it will not, directly or indirectly, enter into (x) any agreement, arrangement or understanding with any person other than its Representatives regarding a possible transaction involving the other party or (y) exclusive, lock-up, dry-up or similar agreement or arrangement with any debt financing source that could reasonably be expected to limit or otherwise impair such financing source from acting as a financing source to any third party in connection with the Proposed Transaction related to the Disclosing Party. Each party agrees to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material. Each party acknowledges that it shall be responsible for any breach of the terms of this letter agreement by it or its Representatives and each party agrees, at its sole expense, to take all reasonable measures to restrain its Representatives from use of the Evaluation Material in violation of this letter agreement.

In the event that the Receiving Party or any of its Representatives are requested pursuant to Law, or required by Law, to disclose any Evaluation Material or any other information concerning the Disclosing Party or the Proposed Transaction, the Receiving Party agrees that it will provide the Disclosing Party with prompt notice of such request or requirement in order to enable the Disclosing Party to seek, at its own expense, an appropriate protective order or other remedy (and if the Disclosing Party seeks such an order, the Receiving Party will provide such cooperation as the Disclosing Party shall reasonably request), to consult with the Disclosing Party with respect to the Disclosing Party taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this letter agreement. In the event that such protective order or other remedy is not obtained, or that the Disclosing Party gives its written consent to such disclosure to the Receiving Party, the Receiving Party or its Representative will disclose only that portion of the Evaluation Material which the Receiving Party is legally required to disclose and will use its reasonable best efforts to seek confidential treatment for such all Evaluation Material so disclosed. Each party shall be permitted to disclose the existence and terms of this letter agreement as necessary to enforce its rights or to defend claims against it under this letter agreement.

Each party hereto agrees that for a period of one year from the date of this letter agreement, neither party nor any of its Representatives will, without the prior written consent of the other party or its Board of Directors, directly or indirectly: (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, or sell short or agree to sell short, directly or indirectly, any securities or direct or indirect rights to acquire any securities (or any derivative based on or relating to such securities) of the other party , in each case representing in excess of 5% of the outstanding common stock of such person, or greater than 5% of the assets of the other party; (b) seek or propose to influence or control the management or policies of the other party, make or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote any voting securities of the other party or any subsidiary thereof, make or propose any shareholder proposal under Rule 14a-8 under the Securities Exchange Act of 1934, or seek to advise or influence any person or entity with respect to the voting of any voting securities of the other party or any subsidiary thereof; (c) make any public announcement with respect to, or make public any proposal for or offer of (with or without conditions), any merger, consolidation, tender or exchange offer, dual listed company structure, recapitalization, reorganization, joint venture, liquidation, dissolution, spin-off or split-off, business combination or other extraordinary transaction involving the other party or any subsidiary thereof or any of their securities or assets; (d) nominate one or more directors for election to the Board of Directors of the other party, or seek the removal of any director of the other party, or call or seek to have called any meeting of the stockholders of the other party or any “referendum” (whether or not precatory) of the stockholders of the other party, wage a consent solicitation, or execute any written consent in lieu of a meeting of the stockholders of the other party; or (e) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way engage in discussions relating to the formation of, or participate in, a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, or act as a co-bidder under Rule 14e-3 of the Securities Exchange Act of 1934, in connection with any of the foregoing; or (f) publicly request the other party or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph (including this sentence) or contest the validity of this paragraph (including this sentence). The provisions of this paragraph shall be inoperative and of no force or effect with respect to the other party if any other person or “group” (as defined in Section 13(d)(3) of the Exchange Act) shall have entered into a definitive agreement with the other party to acquire (by merger or otherwise) more than 50% of the outstanding voting securities of the other party or more than 50% of the total assets of the other party and its subsidiaries taken as a whole (such an event, a “Fall-Away Event”). Without limiting the foregoing, from and after the occurrence of a Fall-Away Event, no other restrictions of this letter agreement will be interpreted to prevent such first party from (i) using the Evaluation Material to formulate a proposal for a business combination transaction or in connection with any of the actions described in clauses (a) through (e) of this paragraph with respect to the other party or (ii) from publicly disclosing information about the Proposed Transaction to the extent reasonably necessary to comply with federal securities law disclosure obligations or other applicable law, regulation or stock exchange rules.

In addition, if either party hereto determines that it does not wish to proceed with the Proposed Transaction, it will promptly advise the other party of that decision. In such case, or in the event that the Proposed Transaction is not consummated by Company A and Company B, each party will promptly upon the other party’s written request return to the other party all Evaluation Material (including all copies or reproductions thereof in whatever form or medium, including electronic copies ) in its possession or in the possession of any of its Representatives that was provided by such other party, and, at Receiving Party’s election, either return or destroy (including, to the extent practicable expunging, all Evaluation Material from any computer, word processor or other device containing such information) all copies or reproductions (in whatever form or medium, including electronic copies) of all other Evaluation Material prepared by it or its Representatives, provided that any such return or destruction shall be certified in writing to the other party by a duly authorized Representative of such party, and provided, further, that notwithstanding anything to the contrary herein, Receiving Party shall not be required to return or destroy any electronic copies of such materials (i) created on Receiving Party’s systems in the ordinary course or (ii) pursuant to Receiving Party’s record management and data recovery policies. Any oral Evaluation Material will continue to be subject to the terms of this letter agreement.

Each party acknowledges that none of the Disclosing Party or its Representatives and none of the respective officers, directors, employees, agents or controlling persons of the Disclosing Party’s Representatives makes any express or implied representation or warranty as to the completeness and accuracy of any Evaluation Material, and each party agrees that none of such persons shall have any liability to the Receiving Party or any of its Representatives relating to or arising from their use of any Evaluation Material or for any errors therein or omissions therefrom. Each party also agrees that it is not entitled to rely on the completeness or accuracy of any Evaluation Material and that each party shall be entitled to rely solely on such representations and warranties as may be contained in any subsequent definitive agreement relating to the Proposed Transaction, subject to the terms and conditions of such agreement. Each party and its Representatives shall not, directly or indirectly, use the Evaluation Material to interfere with or seek to interfere with contractual or other trade relations between the other party or any of its affiliates, on the one hand, and any of our customers, suppliers, distributors, licensees, licensors, clients and other business relations of the other party and its affiliates, on the other hand.

Each party further acknowledges that it is aware and that its Representatives have been advised that the United States securities laws prohibit any person having non-public material information about a company from purchasing or selling securities of that company.

Each party agrees that without the prior written consent of the other party, neither it nor any of its affiliates will for a period of one year from the date hereof directly or indirectly solicit for employment or employ any officer or other senior executive of the other party or any of its subsidiaries that is identified in the Evaluation Materials; provided, however, that the term “solicit for employment” shall not be deemed to include general solicitations of employment published in a journal, newspaper or other publication of general circulation or in trade publications or other similar media or any other means that are not specifically directed toward employees of the other party.

Company A agrees that, during the period commencing with the execution of this letter agreement and ending on the earliest to occur of (1) the date of execution of a definitive written agreement with respect to the Proposed Transaction, (2) the time Company A receives written notice from Company B that Company B is terminating negotiations of the Proposed Transaction, or (3) 5:00 p.m. New York City time on June 15, 2015 (or in Company B’s sole discretion, 5:00 p.m. New York City time on June 22, 2015, in the event that Company A does not promptly provide reasonable diligence materials for Company B’s evaluation of the Proposed Transaction) (the “Exclusivity Period”), Company B shall have the exclusive right to negotiate with Company A regarding a Proposed Transaction. Without limiting the foregoing, during the Exclusivity Period Company A shall not, and shall cause its and its controlled affiliates’ respective Representatives not to, directly or indirectly, (i) initiate, solicit, or respond to solicitations or inquiries, or knowingly encourage or facilitate any inquiries, discussions, negotiations, offers or proposals regarding, (ii) continue, propose or enter into discussions or negotiations with respect to, (iii) enter into any agreement or understanding relating to, (iv) amend, terminate, release or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement with respect to or (v) otherwise knowingly participate in any transaction that could reasonably be expected to impede, interfere with, prevent, materially delay, limit or be an alternative to the Proposed Transaction (including, without limitation, any merger, business combination, sale of a material portion of the shares or assets of Company A or any material subsidiary or business of Company A, liquidation, dissolution or other extraordinary transaction) (an “Alternative Transaction”).

During the Exclusivity Period, if Company A or its controlled affiliates shall have taken, or if Company A becomes aware that any of its or its controlled affiliates’ Representatives have taken, any of the actions set forth in clauses (i) through (v) of the immediately preceding sentence in breach of this letter agreement, then Company B shall notify Company A promptly of such action. If any of Company A, its subsidiaries or controlled affiliates or their Representatives shall receive any inquiry, offer or proposal from or shall be directly or indirectly contacted by any third party with respect to a possible Alternative Transaction during the Exclusivity Period, Company A shall promptly notify Company B of such inquiry, offer, proposal or contact and provide Company B a copy of any related correspondence or documentation.

Each party hereto agrees that no contract or agreement providing for any transaction involving the Proposed Transaction shall be deemed to exist between the parties hereto unless and until a final definitive agreement regarding the Proposed Transaction has been executed and delivered by the parties hereto, and that neither party hereto, nor any of its Representatives, is under any legal obligation or has any liability to the other party of any nature whatsoever with respect to the Proposed Transaction by virtue of this letter agreement or otherwise (other than with respect to the confidentiality and other matters set forth herein). Each party also acknowledges and agrees that (i) each party and its Representatives may conduct the process that may or may not result in the Proposed Transaction in such manner as it, in its sole discretion, may determine (without notice to the other party), (ii) each party reserves the right to change, in its sole discretion, at any time and without notice to the other party, the procedures relating to its and the other party’s consideration of the Proposed Transaction (including terminating all further discussions with the other party and requesting that the other party return or destroy the Evaluation Material as described above) and (iii) such party shall not have any claims whatsoever against the other party, its Representatives or any of their respective directors, officers, stockholders, owners, affiliates or agents arising out of or relating to any transaction involving the other party (other than those as against other party pursuant to a definitive agreement entered into by Company A and Company B in accordance with the terms thereof) nor, unless a definitive agreement is entered into between or among the parties, against any third party with whom a transaction is entered into.

It is understood and agreed that money damages would be an insufficient remedy for any actual or threatened breach of this letter agreement by either party or its Representatives and that without prejudice to the rights and remedies otherwise available to it, a party shall be entitled to equitable relief by way of injunction, specific performance or otherwise, without proof of actual damages, if the other party or any its Representatives breaches or threatens to breach any of the provisions of this letter agreement. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final, nonappealable order that this letter agreement has been breached by a party or its Representatives, then the breaching party will reimburse the non-breaching party for its costs and expenses (including reasonable legal fees and expenses) incurred in connection with all such litigation.

It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

To the extent that any Evaluation Material includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any Evaluation Material or any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the parties have a commonality of interest with respect to such Evaluation Material or action, suit, proceeding, investigation, arbitration or dispute and that it is the parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Evaluation Material that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the parties agree to take all reasonable measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

During the course of activity pursuant to this letter agreement, it may be necessary for either Receiving Party and/or such Receiving Party’s Representatives to visit or inspect properties and facilities of the Disclosing Party. All such visitation and inspection shall be at such Receiving Party’s sole risk, cost, and expense. Except for incidents related to the willful and malicious conduct of Disclosing Party or its Representatives, the Receiving Party shall indemnify, defend and hold harmless such Disclosing Party from any and all damage, loss, cost or liability (including reasonable legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from any accident or injury involving the Receiving Party or its Representatives while on the property of the Disclosing Party.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles of such State. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if such court does not have jurisdiction, then a federal court sitting in Wilmington, Delaware, for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by United States registered mail to its respective address set forth above shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby, in the Court of Chancery of the State of Delaware, New Castle County and/or a federal court sitting in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. THE PARTIES HEREBY WAIVE TRIAL BY JURY.

The obligations of the parties under this letter agreement shall terminate on the second anniversary of the date hereof.

If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced under any law or public policy, all other terms and provisions of this letter agreement shall nevertheless remain in full force and effect. If any term or provision of this letter agreement is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the parties contemplate that the court making such determination shall reduce such extent, duration, scope or other provision and enforce them in their reduced form for all purposes contemplated by this letter agreement. Any assignment of this letter agreement by either party without the prior written consent of the other party shall be void.

This letter agreement contains the entire agreement between both parties concerning confidentiality of the Evaluation Material, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon either party, unless approved in writing by each of Company A and Company B. The terms of this letter agreement shall control over any purported confidentiality requirements imposed by any offering memorandum, web-based database or similar repository of Evaluation Material, notwithstanding any indication of assent to such purported confidentiality requirements.

[Signature Page Follows]

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

Dealertrack Technologies, Inc.

By	/s/ Gary Papilsky
Name:	Gary Papilsky
Title:	SVP & General Counsel

Accepted and Agreed to as
of the date first written above:

Cox Automotive, Inc.

By	/s/ Joe Luppino
Name:	Joe Luppino
Title:	SVP & CDO

-9-